Exhibit 99.1

BIOHAVEN REPORTS THIRD QUARTER 2021 FINANCIAL RESULTS AND RECENT BUSINESS DEVELOPMENTS

- NURTEC® ODT (rimegepant) continues to exceed expectations, reporting $136 million in net product revenue for the third quarter of 2021, totaling approximately $336 million in revenues and over 1,100,000 prescriptions from product launch to date

- NURTEC ODT continues to be market leader for new oral migraine therapies and currently accounts for approximately 57% of new-to-brand prescriptions (NBRx) for oral CGRP-targeting drugs

-Biohaven and Pfizer announce strategic collaboration for the global commercialization of NURTEC ODT outside the United States

-Biohaven to receive from Pfizer double-digit royalties on ex-US net sales as well as upfront payment and milestone value to Biohaven up to $1.24 billion

NEW HAVEN, Conn., Nov. 9, 2021 /PRNewswire/ – Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN, a biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases including rare disorders, today reported financial results for the third quarter ended September 30, 2021, and provided a review of recent accomplishments and anticipated upcoming milestones.

“We are ecstatic with the success that our platform continued to achieve over the quarter, with NURTEC ODT impressively surpassing revenue expectations, and becoming the market leader in oral CGRP targeting migraine therapies," said Vlad Coric, M.D., Chief Executive Officer of Biohaven. "We are further encouraged by the overwhelmingly positive patient experience to date, recognizing the value of providing a solution that will further improve the quality of life of those who are now able to prevent the debilitating effects of migraine. While there remains significant upside for NURTEC ODT across new geographies and patient demographics given the expanded preventive treatment use, we also look forward to the continuous progress made outside of our CGRP franchise and within our broad pipeline."

Dr. Coric continued, "We are also excited to have announced a strategic collaboration with pharmaceutical powerhouse Pfizer for the global commercialization ex-US of NURTEC ODT, validating the medicine's dual therapy potential and highlighting our commitment to the more than 1 billion patients worldwide suffering with migraine.”

Third Quarter and Recent Business Highlights

Continued strong uptake of NURTEC ODT – Following the landmark approval of NURTEC ODT for the preventive treatment of migraine in May, we believe NURTEC ODT will continue its impressive growth as the first and only medication approved to both treat and prevent migraine attacks. NURTEC ODT has now achieved over 1,100,000 prescriptions, and over 53,000 unique prescribers to date, an increase of 15,000 prescribers from the second quarter signaling traction with physicians. The $136 million in net product revenues for the quarter represents a 46% increase from net product revenues over the second quarter, significantly exceeding expectations. We saw a continuation of the improvement in net price realization in the third quarter 2021, as compared to the first quarter of 2021.

We believe there continues to be a significant market opportunity for oral CGRP targeting agents ahead, with a potential $4-5 billion annual market in the US alone. We will continue to invest in NURTEC’s long term success, driving its growth outside of the U.S. and continuing to expand commercial payer coverage.

Entered into second amendment to term loan financing facility – In September 2021, the Company, Biohaven Pharmaceuticals, Inc., a wholly-owned subsidiary of the Company (together with the Company, the "Borrowers"), and certain other of the Company's subsidiaries entered into an Amendment No. 2 (the "Second Amendment") to its Financing Agreement dated as of August 7, 2020 with Sixth Street Specialty Lending, Inc. Pursuant to the Second Amendment, the parties agreed, among other things, to increase the total size of the credit facility by

$250.0 million to $750.0 million, and reduce the interest rate margin (as defined in the Sixth Street Financing Agreement) by 0.75% on the amounts made available under the amendment and the remaining $100.0 million not previously drawn on the August 2020 agreement. On closing of the amendment, the Company drew $125.0 million made available from the amendment, and the $100.0 million remaining under the August 2020 agreement. The remaining $125.0 million available under the facility remains available at the Company's discretion until December 31, 2021.

Presented expanded NURTEC ODT and intranasal zavegepant data at the International Headache Society – European Headache Federation Joint Congress – In September, the Company presented 17 abstracts, including three late-breaking abstracts and four oral presentations, highlighting the efficacy and safety of NURTEC ODT as both an acute and preventive treatment of migraine. Within the Phase 2/3 study, preventive effects of rimegepant were evident as early as the first week of treatment and sustained after 12 weeks. Results from an open label safety study of rimegepant demonstrated its preventive benefits when dosed on an as needed basis to treat migraine attacks, expressed as median time to 30% and 50% reduction in monthly migraine days observed to decrease at 12 weeks and 32 weeks respectively. Within the Phase 2/3 dose-ranging study evaluating the safety, efficacy and tolerability of intranasal zavegepant, it was found that both 10 mg and 20 mg doses were superior to placebo on the coprimary endpoints of pain freedom. Lastly, health economics and outcomes research posters highlighted the association between migraine-related absenteeism, healthcare utilization and cost of care.

Phase 3 clinical trial of verdiperstat in MSA did not statistically differentiate from placebo on the study’s prespecified primary or secondary efficacy measures – In September, the Company announced that verdiperstat did not demonstrate efficacy for the treatment of multiple system atrophy (MSA). Although the mechanism of action for verdiperstat, myeloperoxidase inhibition, was shown not to be effective for MSA, Biohaven maintains that there remains a strong rationale of targeting brain inflammation in other disease states. An ongoing clinical trial evaluating the efficacy of verdiperstat in amyotrophic lateral sclerosis (ALS) is being conducted in collaboration with the Sean M. Healey & AMG Center for ALS at Massachusetts General Hospital and is expected to complete enrollment in the fourth quarter of 2021.

Upcoming Milestones:
Biohaven is continuing to support the launch of NURTEC ODT for the acute and preventive treatment of migraine, as well as develop our product candidates through clinical and preclinical programs in a number of common and rare disorders. The Company expects to reach significant pipeline milestones with its CGRP receptor antagonists, glutamate modulators, and myeloperoxidase inhibitors in the coming quarters.

Biohaven expects to:

•Continue to advance the commercialization of NURTEC ODT (rimegepant) for the acute and preventive treatment of migraine outside of the U.S.
•Report topline of intranasal zavegepant in the acute treatment of migraine in the fourth quarter of 2021.
•Complete enrollment of verdiperstat for the treatment of ALS in the fourth quarter of 2021.
•Marketing Authorization Application for rimegepant dual activity, inclusive of acute and prevention of migraine expected regulatory approval in the first half of 2022.
•Report topline of NURTEC ODT for the acute treatment of migraine in China and Korea in the first half of 2022.
•Report topline of troriluzole in Spinocerebellar Ataxia in the first half of 2022.
•Report topline of troriluzole in OCD in the second half of 2022.

Third Quarter Financial Results

Product Revenues, Net: Net product revenue was $135.7 million for the three months ended September 30, 2021, compared to $17.7 million for the three months ended September 30, 2020. The increase of $118.1 million in net product revenues is due to both increased NURTEC ODT sales volume and improvements in net price realization due to decreases in sales allowances during the three months ended September 30, 2021, compared to the three months ended September 30, 2020. Sales allowances and accruals mostly consisted of patient affordability programs, distribution fees and rebates.

Cash, Restricted Cash, and Marketable Securities: Cash, restricted cash, and marketable securities as of September 30, 2021, was $523.9 million, compared to $368.0 million as of June 30, 2021. In addition, the Company has access to $125.0 million in available borrowing under our credit facility, and Series B preferred share forward contracts with quarterly cash proceeds totaling $147.2 million until the fourth quarter of 2024.

Research and Development (R&D) Expenses: R&D expenses, including non-cash share-based compensation costs, were $85.7 million for the three months ended September 30, 2021, compared to $57.0 million for the three months ended September 30, 2020. The increase of $28.6 million was primarily due to an increase in both late-stage product candidates and preclinical research. Non-cash share-based compensation expense was $13.1 million for the three months ended September 30, 2021, an increase of $7.9 million as compared to the same period in 2020.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses, including non-cash share-based compensation costs, were $164.5 million for the three months ended September 30, 2021, compared to $119.5 million for the three months ended September 30, 2020. The increase of $45.0 million was primarily due to increases in spending to support increased commercial sales of NURTEC ODT for the three months ended September 30, 2021, compared to the three months ended September 30, 2020. Less than half of the SG&A expense was for commercial organization personnel costs, excluding non-cash share-based compensation expense. Non-cash share-based compensation expense was $14.9 million for the three months ended September 30, 2021, an increase of $5.5 million as compared to the same period in 2020.

Net Loss: Biohaven reported a net loss attributable to common shareholders for the three months ended September 30, 2021, of $171.8 million, or $2.63 per share, compared to $195.2 million, or $3.27 per share for the same period in 2020. Non-GAAP adjusted net loss for the three months ended September 30, 2021 was $125.1 million, or $1.91 per share, compared to $159.5 million, or $2.67 per share for the same period in 2020. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges, non-cash interest expense related to the accounting for mandatorily redeemable preferred shares and liability related to sale of future royalties, changes in the fair value of derivatives, gains or losses from equity method investment, collaboration and license upfront expenses, and accrued development milestone payments. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Conference Call Information
As previously announced, the Company will hold a conference call to discuss its third quarter 2021 results today at 8:00 a.m. EDT. To access the call, please dial 877-407-9120 (domestic) or 412-902-1009 (international). The conference call webcast, and accompanying slide presentation, can be accessed through the "Investors" section of Biohaven's website at www.biohavenpharma.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast. A replay of the call will be made available for two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (domestic) or 201-612-7415 (international) with conference ID 13723890. An archived webcast will be available on Biohaven's website.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance. These measures exclude (i) non-cash share-based compensation, which is substantially dependent on changes in the market price of common shares, (ii) interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, which are in excess of the actual interest owed, (iii) changes in the fair value of derivative liability, which does not correlate to actual cash payment obligations in the relevant periods, (iv) gains or losses from equity method investment, which are non-cash and based on the financial results and valuation of another company that we did not manage or control, (v) collaboration and license upfront expenses, which the Company does not believe are normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing, and (vi) non-routine accrued development milestone expenses.

Biohaven believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Biohaven's results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of Biohaven's ongoing operating performance and are better able to compare Biohaven's performance between periods. In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Biohaven
Biohaven is a commercial-stage biopharmaceutical company with a portfolio of innovative, best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases, including rare disorders. Biohaven's neuroinnovation portfolio includes FDA-approved NURTEC ODT (rimegepant) for the acute and preventive treatment of migraine and a broad pipeline of late-stage product candidates across three distinct mechanistic platforms: CGRP receptor antagonism for the acute and preventive treatment of migraine and CGRP-mediated neuroimmune/neuroinflammatory diseases; glutamate modulation for obsessive-compulsive disorder, Alzheimer's disease, and spinocerebellar ataxia; and myeloperoxidase (MPO) inhibition for amyotrophic lateral sclerosis. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "believe", "continue", "may", "will" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of Biohaven's management about NURTEC ODT as an acute treatment for patients with migraine and preventive treatment for migraine. Factors that could affect these forward-looking statements include those related to: Biohaven's ability to effectively commercialize NURTEC ODT, delays or problems in the supply or manufacture of NURTEC ODT, complying with applicable U.S. regulatory requirements, the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, the potential commercialization of Biohaven's product candidates, the potential for Biohaven's product candidates to be first in class or best in class therapies and the effectiveness and safety of Biohaven's product candidates. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of Biohaven's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 1, 2021, and in Biohaven's subsequent filings with the Securities and Exchange Commission. The forward-looking statements are made as of this date and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Product revenue, net	$135,740	$17,664	$272,496	$28,513
Cost of goods sold	25,514	4,244	55,715	7,726
Gross profit	110,226	13,420	216,781	20,787
Operating expenses:
Research and development	85,664	57,044	270,203	155,539
Selling, general and administrative	164,511	119,533	494,091	339,936
Total operating expenses	250,175	176,577	764,294	495,475
Loss from operations	(139,949)	(163,157)	(547,513)	(474,688)
Other income (expense):
Interest expense	(9,047)	(4,608)	(24,614)	(4,835)
Interest expense on mandatorily redeemable preferred shares	(8,144)	(7,310)	(24,129)	(19,864)
Interest expense on liability related to sale of future royalties	(15,488)	(11,955)	(43,495)	(31,950)
Change in fair value of derivatives	(1,893)	(1,940)	(3,593)	(7,071)
Gain (loss) from equity method investment	—	(607)	5,261	(3,472)
Other expense, net	(5)	(3,062)	(4,756)	(3,278)
Total other income (expense), net	(34,577)	(29,482)	(95,326)	(70,470)
Loss before (benefit) provision for income taxes	(174,526)	(192,639)	(642,839)	(545,158)
(Benefit) provision for income taxes	(2,198)	3,989	5,976	5,341
Net loss	(172,328)	(196,628)	(648,815)	(550,499)
Less: Net loss attributable to non-controlling interests	(512)	(1,439)	(1,412)	(1,439)
Net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(171,816)	$(195,189)	$(647,403)	$(549,060)
Net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(2.63)	$(3.27)	$(10.09)	$(9.42)
Weighted average common shares outstanding—basic and diluted	65,389,574	59,677,989	64,193,090	58,282,697

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	September 30, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$501,409	$132,149
Marketable securities	19,031	223,185
Trade receivables, net	252,952	120,111
Inventory	74,864	39,563
Prepaid expenses	61,698	76,682
Other current assets	34,427	11,716
Total current assets	944,381	603,406
Property and equipment, net	10,409	9,340
Equity method investment	—	1,176
Intangible assets, net	56,968	39,087
Other assets	119,437	33,966
Total assets	$1,131,195	$686,975
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$49,437	$48,476
Accrued expenses and other current liabilities	350,339	166,630
Current portion of mandatorily redeemable preferred shares	62,500	62,500
Total current liabilities	462,276	277,606
Long-term debt	619,267	267,458
Liability related to sale of future royalties, net	357,655	328,350
Mandatorily redeemable preferred shares, net	144,333	111,591
Derivative liability	15,050	14,190
Obligation to perform R&D services	47,155	932
Other long-term liabilities	16,666	19,037
Total liabilities	1,662,402	1,019,164
Contingently redeemable non-controlling interests	60,000	60,000
Total shareholders’ deficit attributable to Biohaven Pharmaceutical Holding Company Ltd.	(587,976)	(390,370)
Non-controlling interests in consolidated subsidiaries	(3,231)	(1,819)
Total shareholders' deficit	(591,207)	(392,189)
Total liabilities and shareholders’ deficit	$1,131,195	$686,975

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(171,816)	$(195,189)	$(647,403)	$(549,060)
Add: non-cash share-based compensation expense	27,966	14,565	102,278	43,206
Add: non-cash interest expense on mandatorily redeemable preferred shares	—	7,310	7,943	19,864
Add: non-cash interest expense on liability related to sale of future royalties	13,165	11,288	37,313	31,283
Add: change in fair value of derivatives	1,893	1,940	3,593	7,071
Add: (gain) loss from equity method investment	—	607	(5,261)	3,472
Add: collaboration and license upfront expenses	3,686	—	11,629	—
Add: accrued development milestone payments	—	—	5,500	—
Non-GAAP adjusted net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(125,106)	$(159,479)	$(484,408)	$(444,164)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(2.63)	$(3.27)	$(10.09)	$(9.42)
Add: non-cash share-based compensation expense	0.43	0.25	1.59	0.74
Add: non-cash interest expense on mandatorily redeemable preferred shares	—	0.12	0.12	0.34
Add: non-cash interest expense on liability related to sale of future royalties	0.20	0.19	0.58	0.54
Add: change in fair value of derivatives	0.03	0.03	0.06	0.12
Add: (gain) loss from equity method investment	—	0.01	(0.08)	0.06
Add: collaboration and license upfront fees	0.06	—	0.18	—
Add: accrued development milestone payments	—	—	0.09	—
Non-GAAP adjusted net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(1.91)	$(2.67)	$(7.55)	$(7.62)

About NURTEC ODT

NURTEC ODT (rimegepant) is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a quick-dissolve ODT formulation that is approved by the U.S. Food and Drug Administration (FDA) for the acute treatment of migraine with or without aura and the preventive treatment of episodic migraine in adults. The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. NURTEC ODT is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. The recommended dose of NURTEC ODT is 75 mg, taken as needed, up to once daily to treat or every other day to help prevent migraine attacks. For more information about NURTEC ODT, visit www.nurtec.com. The most common adverse reaction was nausea and abdominal pain/indigestion. Avoid concomitant administration of NURTEC ODT with strong inhibitors of CYP3A4, strong or moderate inducers of CYP3A or inhibitors of P-gp or BCRP. Avoid another dose of NURTEC ODT within 48 hours when it is administered with moderate inhibitors of CYP3A4.

Indication

NURTEC ODT orally disintegrating tablets is a prescription medicine that is used to treat migraine in adults. It is for the acute treatment of migraine attacks with or without aura and the preventive treatment of episodic migraine. It is not known if NURTEC ODT is safe and effective in children.

Important Safety Information

Do not take NURTEC ODT if you are allergic to NURTEC ODT (rimegepant) or any of its ingredients.

Before you take NURTEC ODT, tell your healthcare provider (HCP) about all your medical conditions, including if you:

◦have liver problems,
◦have kidney problems,
◦are pregnant or plan to become pregnant,
◦breastfeeding or plan to breastfeed.

Tell your HCP about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements.

NURTEC ODT may cause serious side effects including allergic reactions, including trouble breathing and rash. This can happen days after you take NURTEC ODT. Call your HCP or get emergency help right away if you have swelling of the face, mouth, tongue, or throat or trouble breathing. This occurred in less than 1% of patients treated with NURTEC ODT.

The most common side effects of NURTEC ODT were nausea (2.7%) and stomach pain/indigestion (2.4%). These are not the only possible side effects of NURTEC ODT. Tell your HCP if you have any side effects.

You are encouraged to report side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088 or report side effects to Biohaven at 1-833-4Nurtec.

Please click here for full Prescribing information and Patient Information.

Biohaven Contact
Dr. Vlad Coric
Chief Executive Officer
Vlad.Coric@biohavenpharma.com

For Media
Mike Beyer
Sam Brown Inc.
mikebeyer@sambrown.com
312-961-2502

NURTEC and NURTEC ODT are registered trademarks of Biohaven Pharmaceutical Ireland DAC. Neuroinnovation is a trademark of Biohaven Pharmaceutical Holding Company Ltd.